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                               SCHEDULE 14A
                              (RULE 14A-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.    )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [ ]   Preliminary Proxy Statement      [ ]   Confidential, for Use of
                                                the Commission Only
                                                (as permitted by Rule
   [ ]   Definitive Proxy Statement             14a-6(e)(2))

   [X]   Definitive Additional Materials

   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNISYS CORPORATION
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               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

   [X]   No fee required.

   [ ]   Fee computed on table below per Exchange Act
              Rules 14a-6(i)(4) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

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   (2)   Aggregate number of securities to which transaction applies:
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   (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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   (4)   Proposed maximum aggregate value of transaction:
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   (5)   Total fee paid:
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   [ ]   Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount previously paid:
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   (2)   Form, schedule or registration statement no.:
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   (3)   Filing party:
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   (4)   Date filed:
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Form of letter sent to employees of Unisys Corporation:

You may have seen the recent message from Jim Unruh in Unisys News Network urging employee stockholders to vote against the shareholder proposal to separate the company's computer systems/software business from our two services businesses through a sale or spinoff.

I want to reaffirm that message for [insert business unit] employee stockholders who may have missed it.

The Board of Directors has reviewed the proposal and concluded that it would be disruptive to our business, our customer relationships, and to the financial progress we are making. It would jeopardize relationships with our clients at a time when more than 70 percent of our revenue comes from customers doing business with all three of our business units. It would destroy the synergy among the groups, risking lower sales for all three. And it would eliminate a major differentiator for Unisys - our ability to provide integrated information management solutions to our clients.

Financial analysts who cover our company and our industry agree that this proposal is a bad idea. In a recent survey of 12 top-tier financial analysts, none supported the proposal. One said:
"It doesn't make sense to spin the businesses off today because they are too interrelated. Spinning off the services today would not add value; on the contrary, it would result in a decline in value."

The proposal was submitted by the investment group Greenway Partners, which made a similar proposal in last year's proxy statement to split up the company into three separate businesses. Last year's proposal was soundly defeated by approximately 70 percent of the shares voted.

Although this year's proposal also is non-binding, a significant vote "for" could create uncertainty with our clients and provide opportunities for our competitors. It is important to send the right message to our clients: that we are focused on meeting their needs in an integrated fashion.

It is particularly important that employee participants in the Unisys Savings Plan take the time to vote their proxy cards. If you own shares in the Unisys Savings Plan and you do not return your signed proxy card by April 18, the trustee (Fidelity) will vote your shares for you in the same proportion as the votes it has received from participants who have sent in their cards. If only a minority of participants send in their cards, the final vote will reflect their preferences -- not necessarly yours.

If you are an employee stockholder, I urge you to cast your vote
"against" the Greenway proposal. If you need a proxy card to vote or to change your vote, contact the Office of the Corporate
Secretary at Net 423-4042 or 215-986-4042.